                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                  FORM 8-K/A-1
                                 CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15 (d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): NOVEMBER 15, 1996

                           COLE NATIONAL GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
                 (STATE OR OTHER JURISDICTION OF INCORPORATION)

                                    33-66342
                            (COMMISSION FILE NUMBER)

                                   34-1744334
                      (I.R.S. EMPLOYER IDENTIFICATION NO.)

              5915 LANDERBROOK DRIVE, MAYFIELD HEIGHTS, OHIO 44124
             (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)    (ZIP CODE)

                                 (216) 449-4100
               REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE

     The undersigned Registrant hereby amends the following items, financial statements, exhibits or other portions of its Current Report on Form 8-K, dated November 15, 1996 as set forth in the pages attached hereto:

     "Item 7. Financial Statements, Pro Forma Financial Information and Exhibits" is hereby amended to include certain financial statements and pro forma financial information required in connection with the acquisition of Pearle, Inc.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (a) Financial statements of business acquired.

       Pearle, Inc. and Subsidiaries
       Audited Consolidated Financial Statements:

          Independent Auditors' Report..................................................    4
          Consolidated Balance Sheets at September 30, 1996 and 1995....................    5
          Consolidated Statements of Operations for the Years Ended September 30, 1996,
            1995 and 1994...............................................................    6
          Consolidated Statements of Stockholder's Equity for the Years Ended September
            30, 1996, 1995 and 1994.....................................................    7
          Consolidated Statements of Cash Flows for the Years Ended September 30, 1996,
            1995 and 1994...............................................................    8
          Notes to Consolidated Financial Statements....................................    9

     (b) Pro forma financial information.

        Cole National Group, Inc. and Subsidiaries
        Unaudited Pro Forma Condensed Consolidated Financial Data:

          Unaudited Pro Forma Condensed Consolidated Financial Data.....................   19
          Unaudited Pro Forma Condensed Consolidated Balance Sheet As of November 2,
            1996........................................................................   21
          Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet.............   22
          Unaudited Pro Forma Condensed Consolidated Statement of Income For the Fiscal
            Year Ended February 3, 1996.................................................   23
          Unaudited Pro Forma Condensed Consolidated Statement of Income For the 39
            Weeks Ended November 2, 1996................................................   24
          Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income......   25
          Computation of Pro Forma Ratio of Earnings to Fixed Charges...................   28

     (c) Exhibits.

           2.1   Stock Purchase Agreement, dated as of September 24, 1996, among The
                 Pillsbury Company, Pearle, Inc. and Cole National Corporation (Incorporated
                 by reference to Exhibit 2.1 of Cole National Corporation's Current Report on
                 Form 8-K, filed with the Commission on December 2, 1996).
           2.2   Purchase Agreement, dated as of November 15, 1996, among Cole National
                 Corporation and Cole National Group, Inc. (Incorporated by reference to
                 Exhibit 2.3 of Cole National Corporation's Current Report on Form 8-K, filed with the Commission on December 2, 1996).
           4.1   Indenture dated November 15, 1996, by and among Cole National Group, Inc.
                 and Norwest Bank Minnesota, National Association (Incorporated by reference to Exhibit 4.1 of Cole National Corporation's Current Report on Form 8-K,
                 filed with the Commission on December 2, 1996).
           4.2   Registration Rights Agreement dated November 15, 1996, by and among Cole
                 National Group, Inc. and CIBC Wood Gundy Securities Corp., CS First Boston
                 Corporation, NationsBanc Capital Markets, Inc. and Smith Barney Inc.
                 (Incorporated by reference to Exhibit 4.2 of Cole National Corporation's
                 Current Report on Form 8-K, filed with the Commission on December 2, 1996).
          23.1*  Consent of KPMG Peat Marwick LLP.

          99.1   Credit Agreement, dated as of November 15, 1996, among Cole Vision
                 Corporation, Things Remembered, Inc., Cole Gift Centers, Inc., Pearle, Inc.
                 and Pearle Service Corporation and Canadian Imperial Bank of Commerce.
                 (Incorporated by reference to Exhibit 99.1 of Cole National Corporation's
                 Current Report on Form 8-K, filed with the Commission on December 2, 1996).
          99.2   CNG Guarantee and Cash Collateral Agreement, dated as of November 15, 1996, by Cole National Group, Inc. and Cole National Corporation (Incorporated by
                 reference to Exhibit 99.3 of Cole National Corporation's Current Report on
                 Form 8-K, filed with the Commission on December 2, 1996).
          99.3   Guarantee and Collateral Agreement, dated as of November 15, 1996, by Cole
                 Vision Corporation, Things Remembered, Inc., Cole Gift Centers, Inc.,
                 Pearle, Inc. and Pearle Service Corporation and Canadian Imperial Bank of
                 Commerce (Incorporated by reference to Exhibit 99.4 of Cole National
                 Corporation's Current Report on Form 8-K, filed with the Commission on
                 December 2, 1996).

---------------
* Filed herewith.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Pearle, Inc.:

     We have audited the accompanying consolidated balance sheets of Pearle, Inc. and subsidiaries as of September 30, 1996 and 1995 and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the years in the three-year period ended September 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pearle, Inc. and subsidiaries as of September 30, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1996, in conformity with generally accepted accounting principles.

     As discussed in notes 1 and 8, the Company changed its method of accounting for income taxes in fiscal 1994 to adopt the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.

                                            KPMG Peat Marwick LLP

Dallas, Texas
November 22, 1996

PEARLE, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            SEPTEMBER 30,
                                                                         --------------------
                                                                           1996        1995
                                                                         --------    --------
ASSETS
Current assets:
  Cash and cash equivalents............................................  $  7,411    $ 17,800
  Accounts and notes receivable:
     Trade, less allowance for doubtful accounts of $2,908 in 1996 and
      $2,944 in 1995...................................................    21,326      15,657
     Current portion of franchise notes................................     7,310       8,252
     Other.............................................................     3,787       3,947
  Inventories..........................................................    36,751      35,432
  Prepaid expenses.....................................................     1,741       1,661
  Deferred income taxes................................................     9,118       9,710
                                                                         --------    --------
       Total current assets............................................    87,444      92,459
Property, plant and equipment, net.....................................    57,860      62,459
Franchise notes receivable, excluding current portion..................    25,250      32,137
Intangible assets, net.................................................   121,669     216,767
Other assets...........................................................       809         544
                                                                         --------    --------
                                                                         $293,032    $404,366
                                                                         ========    ========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable.....................................................  $ 12,998    $  8,268
  Checks outstanding...................................................    11,196       9,711
  Accrued payroll costs................................................    12,212      14,140
  Income taxes payable.................................................        --      18,710
  Accrued advertising..................................................       342       3,707
  Accrued store closure costs..........................................     2,233       6,573
  Other accrued expenses and liabilities...............................    21,356      25,168
                                                                         --------    --------
       Total current liabilities.......................................    60,337      86,277
Payables to Parent and affiliated companies............................        --     201,399
Deferred income taxes..................................................     1,927       9,059
Other noncurrent liabilities...........................................     5,036       6,501
                                                                         --------    --------
       Total liabilities...............................................    67,300     303,236
                                                                         --------    --------
Stockholder's equity:
  Common stock, $1.00 par value, 1,000 shares authorized, 100 shares
     issued and outstanding............................................        --          --
  Additional paid-in capital...........................................   646,243     417,187
  Accumulated deficit..................................................  (426,775)   (324,392)
  Foreign currency translation adjustment..............................     6,264       8,335
                                                                         --------    --------
       Total stockholder's equity......................................   225,732     101,130
Commitments and contingencies..........................................        --          --
                                                                         --------    --------
                                                                         $293,032    $404,366
                                                                         ========    ========

          See accompanying notes to consolidated financial statements.

PEARLE, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS)

                                                                 YEARS ENDED SEPTEMBER 30,
                                                             ---------------------------------
                                                               1996         1995        1994
                                                             ---------    --------    --------
Revenues:
  Trade sales..............................................  $ 341,141    $331,105    $311,233
  Franchise revenues.......................................     24,883      23,147      24,785
                                                              --------    --------    ---------
       Total revenues......................................    366,024     354,252     336,018
                                                              --------    --------    ---------
Operating expenses:
  Cost of sales, including buying and occupancy costs......    184,486     187,185     181,340
  Selling, general and administrative expenses.............    164,129     155,256     160,820
  Restructuring and store closure costs....................     (2,083)      7,265       1,876
  Royalty payments and other affiliate charges.............      6,406       6,039       5,916
  Amortization of intangible assets........................     15,604      14,260      14,289
  Provision for impairment of intangible assets and related
     costs.................................................     94,673          --          --
                                                              --------    --------    ---------
       Total operating expenses............................    463,215     370,005     364,241
                                                              --------    --------    ---------
       Operating loss......................................    (97,191)    (15,753)    (28,223)
Other expense (income):
  Gain on sale of subsidiary...............................         --     (14,811)         --
  Interest expense to Parent...............................     15,461      15,769      17,309
  Other interest, net......................................     (4,258)     (4,829)     (4,080)
                                                              --------    --------    ---------
       Loss before income tax benefit and cumulative effect
          of accounting change.............................   (108,394)    (11,882)    (41,452)
Income tax benefit.........................................     (6,011)    (12,845)    (10,480)
                                                              --------    --------    ---------
     Income (loss) before cumulative effect of accounting
       change..............................................   (102,383)        963     (30,972)
Cumulative effect of a change in accounting for income
  taxes....................................................         --          --         842
                                                              --------    --------    ---------
       Net income (loss)...................................  $(102,383)   $    963    $(31,814)
                                                              ========    ========    =========

          See accompanying notes to consolidated financial statements.

PEARLE, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
(DOLLARS IN THOUSANDS)

                                                 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994
                                      --------------------------------------------------------------------
                                                                                FOREIGN
                                                  ADDITIONAL                    CURRENCY         TOTAL
                                       COMMON      PAID-IN      ACCUMULATED    TRANSLATION   STOCKHOLDER'S
                                       STOCK       CAPITAL        DEFICIT      ADJUSTMENT       EQUITY
                                      --------    ----------    -----------    ----------    -------------

Balances at September 30, 1993......  $     --     $ 405,829     $(293,541)     $     976      $ 113,264
Net loss............................        --            --       (31,814)            --        (31,814)
Capital contribution from
  affiliate.........................        --         7,222            --             --          7,222
Effect of foreign currency
  translation.......................        --            --            --          3,283          3,283
                                      --------      --------     ---------        -------       --------
Balances at September 30, 1994......        --       413,051      (325,355)         4,259         91,955
Net income..........................        --            --           963             --            963
Capital contribution from
  affiliate.........................        --         4,136            --             --          4,136
Effect of foreign currency
  translation.......................        --            --            --          4,076          4,076
                                      --------      --------     ---------        -------       --------
Balances at September 30, 1995......        --       417,187      (324,392)         8,335        101,130
Net loss............................        --            --      (102,383)            --       (102,383)
Distribution of assets to
  affiliate.........................        --       (19,730)           --             --        (19,730)
Capital contributions from
  affiliate.........................        --       248,786            --             --        248,786
Effect of foreign currency
  translation.......................        --            --            --         (2,071)        (2,071)
                                      --------      --------     ---------        -------       --------
Balances at September 30, 1996......  $     --     $ 646,243     $(426,775)     $   6,264      $ 225,732
                                      ========      ========     =========        =======       ========

          See accompanying notes to consolidated financial statements.

PEARLE, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS)

                                                                 YEARS ENDED SEPTEMBER 30,
                                                             ---------------------------------
                                                               1996         1995        1994
                                                             ---------    --------    --------
Cash flows from operating activities:
  Net income (loss)........................................  $(102,383)   $    963    $(31,814)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation and amortization.........................     31,587      33,448      39,953
     Provision for bad debts...............................      1,797        (481)      2,162
     Provision for inventory shrinkage and reserves........      2,037       1,361       6,137
     Restructuring and store closure costs.................     (2,015)      7,164       2,487
     Provision for impairment of intangible assets and
       related costs.......................................     94,673          --          --
     Gain on sale of subsidiary............................         --     (14,811)         --
     Changes in assets and liabilities:
       Accounts and notes receivable.......................     (6,642)        260       3,595
       Inventories.........................................     (3,004)      1,627      10,564
       Prepaid expenses....................................        (80)      5,409      (5,409)
       Checks outstanding..................................      1,485       5,185     (10,079)
       Accrued payroll costs...............................     (1,928)      2,755      (2,572)
       Income taxes payable................................      3,360       6,573         751
       Accrued advertising.................................     (3,365)     (2,353)      1,795
       Accrued store closure costs.........................     (2,512)     (4,434)    (18,878)
       Accounts payable and accrued and other
          liabilities......................................     (1,391)     (7,695)    (19,797)
       Other assets........................................       (265)        662       3,939
       Deferred income taxes...............................     (6,540)     (4,094)     19,094
       Other noncurrent liabilities........................       (912)        625       1,512
                                                             ---------    --------    --------
          Net cash provided by operating activities........      3,902      32,164       3,440
                                                             ---------    --------    --------
Cash flows from investing activities:
  Capital expenditures.....................................    (13,558)     (7,321)     (6,083)
  Proceeds from sale of property, plant and equipment......      1,078         400       1,840
  Proceeds from sale of subsidiary.........................         --      14,811          --
  Other, net...............................................       (710)      2,045        (257)
                                                             ---------    --------    --------
          Net cash provided by (used in) investing
            activities.....................................    (13,190)      9,935      (4,500)
                                                             ---------    --------    --------
Cash flows from financing activities:
  Increase (decrease) in payables to Parent and affiliated
     companies.............................................     18,629     (37,396)    (10,355)
  Capital contribution from affiliate......................         --       4,146       7,222
  Distribution of assets to affiliate......................    (19,730)         --          --
                                                             ---------    --------    --------
          Net cash used in financing activities............     (1,101)    (33,250)     (3,133)
                                                             ---------    --------    --------
Net increase (decrease) in cash and cash equivalents.......    (10,389)      8,849      (4,193)
Cash and cash equivalents at beginning of year.............     17,800       8,951      13,144
                                                             ---------    --------    --------
Cash and cash equivalents at end of year...................  $   7,411    $ 17,800    $  8,951
                                                             =========    ========    ========
Supplemental disclosures of cash flow information -- cash
  paid (received) during the year for:
     Income taxes..........................................  $     101    $(16,988)   $(29,878)
                                                             =========    ========    ========
     Interest..............................................  $  11,203    $ 10,759    $ 13,229
                                                             =========    ========    ========
Supplemental schedule of noncash financing activities:
  Capitalization of amounts payable to Parent and
     affiliated companies..................................  $ 220,028    $     --    $     --
                                                             =========    ========    ========
  Current income taxes payable assumed by affiliate........  $  22,070    $     --    $     --
                                                             =========    ========    ========

          See accompanying notes to consolidated financial statements.

PEARLE, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 1996, 1995 AND 1994

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) General

     Prior to November 15, 1996, Pearle, Inc. ("Pearle" or the "Company"), was a wholly owned subsidiary of Grand Metropolitan Incorporated ("GrandMet" or the "Parent") (see note 2). GrandMet is an indirect wholly-owned subsidiary of Grand Metropolitan Public Limited Company. Pearle is a retailer of eyecare products and services through company operated and franchised optical stores in the United States, Canada, Puerto Rico, Belgium and the Netherlands. In addition, Pearle operates an optical processing laboratory and distribution center in connection with its retail operations.

  (b) Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.

  (c) Cash and Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents were $1,207,000 and $1,174,000 at September 30, 1996 and 1995, respectively.

  (d) Inventories

     Inventories consist of frames, lenses and other raw materials and are stated at the lower of weighted average cost or market.

  (e) Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Maintenance and repair costs are expensed as incurred.

     Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the assets. Amortization of leasehold improvements is based on the shorter of the lives of the respective leases or the estimated useful lives of the improvements. The following is a summary of depreciation and amortization periods for each classification of property, plant and equipment:

Buildings................    20-33 years
Leasehold improvements...    4-20 years
Fixtures and equipment...    3-10 years

  (f) Intangible Assets

     The excess of cost over the fair value of net tangible assets acquired upon GrandMet's acquisition of the Company in 1985 and other businesses acquired by Pearle since that time has been reflected as intangible assets in the accompanying consolidated balance sheets. Such intangible assets are being amortized on a straight-line basis over periods up to 40 years (see note 7). As a result of the sale of the stock of the Company on November 15, 1996, it was determined that a portion of the excess of cost over the fair value of net tangible assets acquired was not recoverable. Accordingly, an impairment of $87,985,000 was recorded in the consolidated financial statements at September 30, 1996 (see note 2).

     Goodwill is recorded on the repurchase of franchise locations based on a discounted cash flow model and is amortized over the expected life of the store location.

PEARLE, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

  (g) Income Taxes

     Effective October 1, 1993, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109 (SFAS No. 109), Accounting for Income Taxes, requiring the asset and liability method of accounting for deferred income taxes. SFAS No. 109 changes the Company's method of accounting for income taxes from the deferred method required under Accounting Principles Board Opinion 11 to the asset and liability method. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     The Company has reported the cumulative effect of adopting SFAS No. 109 as a change in method of accounting for income taxes in the fiscal year 1994 consolidated statement of operations.

  (h) Trade Sales

     Trade sales represent sales of goods and services to retail customers by Company operated stores and sales of merchandise inventory to franchisees and other outside customers.

  (i) Franchise Revenues

     Franchise royalty revenues based on sales by franchisees are accrued as earned. Gains and losses from the sale of existing Company owned stores to franchisees are recognized at the time of the sale. A provision for doubtful notes receivable is included as an offset to gain or loss on sale of franchises, as appropriate. Initial franchise fees are recorded as income when all material services or conditions relating to the sale of the franchises have been substantially performed or satisfied by Pearle and when the related store begins operations. Accrued franchise royalty revenues are included in trade accounts receivable.

  (j) Advertising Expenses

     The Company expenses advertising production costs and advertising costs as incurred. Gross advertising expense before contributions from franchisees was approximately $47,678,000, $43,903,000 and $43,496,000 during the years ended September 30, 1996, 1995 and 1994, respectively.

  (k) Foreign Currency Translation

     The assets and liabilities of the Company's foreign subsidiaries are translated to United States dollars at the rates of exchange on the balance sheet date. Income and expense items of these subsidiaries are translated at average monthly rates of exchange. The resultant translation gains or losses are included in the foreign currency translation adjustment component of stockholder's equity.

  (l) Postretirement Benefits Other than Pensions

     The estimated cost of retiree benefit payments, principally health and life insurance benefits, are accrued during the employees' active service periods (see note 13).

  (m) Use of Estimates

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial

PEARLE, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) SALE OF COMPANY

     On September 24, 1996, The Pillsbury Company ("Pillsbury"), an intermediate parent of the Company, entered into a Stock Purchase Agreement (the Agreement) with Cole National Corporation, an unrelated third party, to sell Pillsbury's interest in the Company. The final closing of the sale occurred on November 15, 1996 at which time Cole National Corporation exchanged approximately $220 million cash for Pillsbury's interest in the Company.

     As the net assets of the Company, excluding intercompany and other balances which were assumed by Pillsbury at the time of the sale, exceeded the selling price, an impairment of the assets of the Company was determined to exist at September 30, 1996. Accordingly, an impairment of approximately $87,985,000 has been recorded in the September 30, 1996 consolidated financial statements to reflect the assets of the Company at their estimated fair value. The impairment is recorded as a write-off of excess cost over fair value of net tangible assets acquired. The terms of the Agreement will substantially affect the Company's current affiliate tax, debt and cash sharing arrangements. As a result of the sale, approximately $6,688,000 was or will be paid by an affiliate company on behalf of Pearle. This amount has been included in the consolidated statement of operations and as a corresponding capital contribution in the consolidated statement of stockholder's equity, as this amount will not be repaid by Pearle.

(3) RESTRUCTURING AND STORE CLOSURE COSTS

     During the year ending September 30, 1996, the Company recorded a write-down of the accrued store closure costs in the consolidated statement of operations of approximately $2,083,000 related to a change in estimate of the liability relating to store closure costs. During the years ended September 30, 1995 and 1994 the Company recorded a net provision of approximately $7,265,000 and $1,876,000, respectively, for estimated costs, consisting primarily of future commitments under operating leases, of closing unprofitable U.S. and international retail locations. During the year ended September 30, 1994, the Company also recorded a provision of $4,800,000 (included in cost of sales) for charges related to obsolete inventory which occurred as a result of a change in brand strategy.

(4) DISPOSAL OF SUBSIDIARY

     On October 27, 1994, the Company entered into an agreement to sell all of the capital stock of Ophthalmic Research Group International Company ("ORGIC") to a third party for cash consideration of $14,811,000. Prior to fiscal year 1994, the remaining book value of the intangible assets acquired of approximately $22,146,000 was written off since, in the opinion of management, the value of such assets was not recoverable. As a result, the gain on sale in 1995 was equal to the cash consideration.

(5) RELATED PARTY TRANSACTIONS

     In connection with an acquisition in 1989, Pearle pays to an affiliated company an annual royalty payment equal to the greater of a predetermined minimum amount or 4% of sales from the predecessor's stores as a license fee for use of the predecessor's trademark. The Company paid $6,081,000, $5,714,000, and $5,494,000 for royalties in 1996, 1995 and 1994, respectively, pursuant to the licensing agreement. These amounts are included in the accompanying consolidated statements of operations as royalty payments and other affiliate charges. The Company paid $17,236,000 on November 15, 1996 to settle its obligation under the license agreement. In exchange for the settlement all rights in the trademark were assigned to the Company.

PEARLE, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     The Company received capital contributions from an affiliate of approximately $4,146,000, and $7,222,000 during the years ended September 30, 1995 and 1994, respectively. These amounts have been recorded as additional paid-in capital in the accompanying consolidated balance sheets. In addition, in connection with the sale of the Company (see note 2), amounts payable to Parent and affiliated companies have been cancelled and current income taxes payable has been assumed by Pillsbury as of September 30, 1996, and accordingly have been recorded as an increase to additional paid-in capital.

     On September 30, 1996, the Company distributed assets of $19,730,000 relating to a controlled entity to an affiliated company. The distribution resulted in a reduction of additional paid-in capital, and a corresponding reduction in payables to Parent and affiliated companies.

     On May 28, 1993, an affiliate of the Company purchased approximately $75,280,000 of newly issued preferred stock from a subsidiary of the Company. The cash received from the sale of such stock was then loaned to the affiliate in exchange for a note receivable. All balances related to this transaction have been eliminated in the consolidated financial statements due to the related party nature of the transaction. In fiscal year 1995, the preferred stock was redeemed and the proceeds used to retire the note receivable.

     The Company maintains an ongoing financing relationship with GrandMet. Excess cash from operations is transferred to GrandMet on a regular basis. Interest expense related to intercompany balances is recorded monthly at the LIBOR rate plus 1%.

     Royalty payments and other affiliate charges included in the consolidated statements of operations include allocations of management, tax, accounting and other administrative expenses performed by GrandMet.

(6)  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following (in thousands):

                                                                        SEPTEMBER 30,
                                                                    ---------------------
                                                                      1996         1995
                                                                    --------     --------
     Land........................................................   $  6,803     $  6,951
     Buildings...................................................     26,922       26,784
     Leasehold improvements......................................     68,869       67,026
     Fixtures and equipment......................................    111,270      109,247
                                                                    --------     --------
                                                                     213,864      210,008
     Less accumulated depreciation and amortization..............    156,004      147,549
                                                                    --------     --------
                                                                    $ 57,860     $ 62,459
                                                                    ========     ========

     Depreciation and amortization expense related to property, plant and equipment was $15,819,000, $18,619,000, and $22,567,000 for 1996, 1995 and 1994,
respectively.

PEARLE, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

(7)  INTANGIBLE ASSETS

     Intangible assets consist of the following (in thousands):

                                                                               SEPTEMBER 30,
                                                      AMORTIZATION     -----------------------------
                                                         PERIOD            1996             1995
                                                      ------------     ------------     ------------
     Goodwill.......................................  7-40 years         $  213,221       $  205,326
     Patient files..................................  4-8 years              21,297           21,600
     Franchise agreements...........................  11-25 years            23,140           24,329
     Franchise lease agreements.....................  1-11 years              2,234            2,235
     Trademarks.....................................  40 years               55,496           55,496
     Noncompetition agreements......................  2-5 years              17,428           17,428
     Other..........................................  1-23 years             38,487           38,865
                                                                           --------         --------
                                                                            371,303          365,279
     Less:
       Accumulated amortization.....................                        161,649          148,512
       Provision for impairment.....................                         87,985               --
                                                                           --------         --------
                                                                         $  121,669       $  216,767
                                                                           ========         ========

(8)  INCOME TAXES

     The Company is included in the consolidated Federal income tax return of GrandMet. In 1989 the Company entered into a tax sharing agreement with GrandMet whereby GrandMet agreed to allocate to the Company certain tax benefits resulting from the utilization of the Company's tax deductions by other members of the consolidated GrandMet group. For financial reporting purposes, the Company's Federal income tax provision is calculated as though the Company filed a separate Federal income tax return, except for the effect of the aforementioned 1989 agreement with GrandMet.

     As discussed in note 1, the Company adopted SFAS No. 109 as of October 1, 1993. The cumulative effect of this change in accounting for income taxes of approximately $842,000 was determined as of October 1, 1993 and is reported separately in the consolidated statement of operations for the year ended September 30, 1994.

     Federal income tax returns have been examined by the Internal Revenue Service and settled through fiscal 1988.

     The loss before income tax benefit and cumulative effect of accounting change in the accompanying consolidated statements of operations consists of the following (in thousands):

                                                            YEARS ENDED SEPTEMBER 30,
                                                       ------------------------------------
                                                         1996          1995         1994
                                                       ---------     --------     ---------
     Domestic operations...........................    $(113,304)    $(17,814)    $ (30,171)
     Foreign operations............................        4,910        5,932       (11,281)
                                                        --------     --------     ---------
          Loss before income tax benefit and
            cumulative effect of accounting
            changes................................    $(108,394)    $(11,882)    $ (41,452)
                                                        ========     ========     =========

PEARLE, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     The income tax expense (benefit) attributable to loss before income tax benefit and cumulative effect of accounting change consists of the following (in thousands):

                                                             YEARS ENDED SEPTEMBER 30,
                                                         ----------------------------------
                                                           1996         1995         1994
                                                         --------     --------     --------
     Current:
          Federal....................................    $ (7,123)    $ (9,380)    $(27,535)
          State......................................          48           97          103
          Foreign....................................       2,250          532       (1,300)
                                                         --------     --------     ---------
               Total current.........................      (4,825)      (8,751)     (28,732)
                                                         --------     --------     ---------
     Deferred:
          Federal....................................      (1,097)      (4,037)      17,454
          Foreign....................................         (89)         (57)         798
                                                         --------     --------     ---------
               Total deferred........................      (1,186)      (4,094)      18,252
                                                         --------     --------     ---------
               Income tax benefit....................    $ (6,011)    $(12,845)    $(10,480)
                                                         ========     ========     =========

     The tax effects of the primary temporary differences giving rise to the deferred income tax assets and liabilities as determined under SFAS No. 109 are as follows (in thousands):

                                                                             SEPTEMBER 30,
                                                                          --------------------
                                                                            1996        1995
                                                                          --------     -------
Deferred tax assets:
     Restructuring reserves.............................................  $    627     $ 2,444
     Inventories, principally due to additional costs inventoried for tax pursuant
       to the Tax Reform Act of 1986....................................     1,264       3,130
     Accounts and notes receivable, principally due to allowance for
      doubtful accounts.................................................     2,834       3,039
     Employee related accruals, principally vacation pay and
      post-retirement medical accruals..................................     1,407       2,573
     Accrued store closure costs........................................       969       1,921
     Warranty reserves..................................................        86         392
     Plant and equipment, principally due to differences in
      depreciation......................................................     3,049          --
     Self insurance reserves............................................     1,185         113
     Other..............................................................     1,271         848
                                                                          --------     -------
          Total gross deferred tax assets...............................    12,692      14,460
                                                                          --------     -------
Deferred tax liabilities:
     Intangibles, principally due to differences in amortization........    (3,698)     (4,830)
     Deferred income on franchise notes receivable......................    (1,339)     (3,482)
     Plant and equipment, principally due to differences in
      depreciation......................................................        --        (110)
     Prepaid advertising................................................        --        (112)
     Other..............................................................      (464)     (5,275)
                                                                          --------     -------
          Total gross deferred tax liabilities..........................     5,501     (13,809)
                                                                          --------     -------
          Net deferred income tax asset.................................  $  7,191     $   651
                                                                          ========     =======

PEARLE, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     These deferred income tax assets and liabilities are presented as follows in the consolidated balance sheets (in thousands):

                                                                             SEPTEMBER 30,
                                                                          --------------------
                                                                            1996        1995
                                                                          --------     -------
Current deferred income tax asset.......................................  $  9,118     $ 9,710
Noncurrent deferred income tax liability................................    (1,927)     (9,059)
                                                                          --------     -------
          Net deferred income tax asset.................................  $  7,191     $   651
                                                                          ========     =======

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

     A reconciliation of the U.S. federal statutory rate to the effective income tax rate applicable to loss before income tax benefit and cumulative effect of accounting change follows:

                                                                     YEARS ENDED SEPTEMBER 30,
                                                                    ---------------------------
                                                                     1996       1995      1994
                                                                    ------     ------     -----
U.S. federal statutory rate.......................................   (35.0)%    (35.0)%   (35.0)%
State income taxes, net of Federal benefit........................     0.3        0.2       0.2
Nondeductible goodwill and trademarks.............................     1.0        8.4       2.1
Provisions for impairment of intangible assets and related
  costs...........................................................    29.1         --        --
Loss (earnings) of foreign subsidiaries...........................     0.5      (13.1)      8.3
Sale of ORGIC stock...............................................      --      (70.8)       --
Other.............................................................    (1.4)       2.2       (.9)
                                                                    ------     ------     -----
          Effective income tax rate...............................    (5.5)%   (108.1)%   (25.3)%
                                                                    ======     ======     =====

     The disposition of ORGIC resulted in an income tax deduction of approximately $24,000,000 in 1995.

(9)  FRANCHISE REVENUES

     A summary of franchise revenues follows (in thousands):

                                                                   YEARS ENDED SEPTEMBER 30,
                                                                -------------------------------
                                                                 1996        1995        1994
                                                                -------     -------     -------
Franchise royalties...........................................  $23,363     $23,978     $23,543
Gain (loss) on sale of franchises, net of reserves............    1,240      (1,661)        482
Franchise fees................................................      280         830         760
                                                                -------     -------     -------
                                                                $24,883     $23,147     $24,785
                                                                =======     =======     =======

     The Company financed approximately $1,239,000, $1,478,000 and $1,506,000 in 1996, 1995 and 1994, respectively, in notes receivable in connection with the sale of franchises.

     The Company is reimbursed by franchisees for certain advertising expenditures made on their behalf. The reimbursements amounted to $25,122,000, $25,480,000 and $24,591,000 for 1996, 1995 and 1994, respectively, and are netted against advertising expense in the accompanying statement of operations.

PEARLE, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     The Company's franchise notes receivable are from franchisees throughout the U.S. and are collateralized by inventory, equipment, and leasehold improvements at each location. The notes generally bear interest at the prime rate plus 3% and require monthly payments of principal and interest over ten years.

(10)  LEASES

     The Company leases most of its retail stores under noncancellable operating leases with terms ranging from five to twenty years and which may contain renewal options for consecutive five-year terms. Certain of these stores have been sublet to franchisees. In addition, the Company also leases certain of its manufacturing and office facilities and data processing equipment.

     Net rent expense included in the accompanying consolidated statements of operations is as follows (in thousands):

                                                              YEARS ENDED SEPTEMBER 30,
                                                           --------------------------------
                                                             1996        1995        1994
                                                           --------     -------     -------
     Base rentals........................................  $ 39,312     $42,135     $43,185
     Contingent rentals (based on sales).................       924         330          35
     Sublease rental income..............................   (17,626)    (19,620)    (20,796)
                                                           --------     -------     -------
                                                           $ 22,610     $22,845     $22,424
                                                           ========     =======     =======

     Future minimum lease payments and sublease income receipts under noncancellable operating leases as of September 30, 1996 are as follows (in thousands):

                                                                     PAYMENTS     RECEIPTS
                                                                     --------     --------
     1997..........................................................  $ 38,834     $ 15,431
     1998..........................................................    35,245       13,269
     1999..........................................................    30,675       10,841
     2000..........................................................    22,416        8,165
     2001..........................................................    13,288        5,664
     Thereafter....................................................    28,663        7,615
                                                                     --------     --------
                                                                     $169,121     $ 60,985
                                                                     ========      =======

     Approximately $1,911,000 and $3,000,000 of these future minimum lease payments are included in accrued store closure costs in the consolidated balance sheet at September 30, 1996 and 1995, respectively.

(11)  EMPLOYEE BENEFIT PLANS

     The Company has a contributory profit sharing plan for employees in the U.S. meeting certain service requirements as defined in the plan. The Company's contribution to the plan consists of a minimum matching contribution plus an additional performance contribution. Profit sharing plan expenses, which are included in selling, general and administrative expenses, amounted to $1,224,000, $1,279,000 and $1,010,000 in 1996, 1995 and 1994, respectively. The
Company also has retirement plans for employees of foreign subsidiaries.

(12)  SALE OF FRANCHISE NOTES RECEIVABLE

     Prior to fiscal year 1994, the Company sold approximately $72,500,000 of franchise notes receivable with limited recourse to a large banking institution for $81,000,000 in cash. The limited recourse provisions require Pearle to reacquire all of the notes under certain circumstances, including failure to maintain properties in good order, failure to deliver a monthly statement, or false or misleading representations. Additionally, under other circumstances, such as default, Pearle is required to repurchase the individual note involved. Such repurchases are limited to 28% of the aggregate purchase price of all notes ($6,460,000 and $8,517,000

PEARLE, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

remaining repurchase exposure at September 30, 1996 and 1995, respectively). The notes are secured by inventory, receivables and fixed assets of the franchised stores.

(13) POSTRETIREMENT BENEFIT PLANS

     Prior to February 1993, the Company and its subsidiaries provided health care and other benefits to substantially all retired employees and covered dependents. Generally, employees who have attained certain age and service requirements were eligible for these benefits.

     Net postretirement benefit cost, included as a component of selling, general and administration expenses, consisted of the following components:

                                                                  YEARS ENDED SEPTEMBER 30,
                                                               --------------------------------
                                                                 1996        1995        1994
                                                               --------     -------     -------
Interest cost on accumulated postretirement benefit
  obligation.................................................  $ 42,100     $77,400     $76,800
Amortization of unrecognized gain............................   (19,700)         --          --
                                                               --------     -------     -------
          Net postretirement benefit cost....................  $ 22,400     $77,400     $76,800
                                                               ========     =======     =======

     The actuarial present value of the accumulated postretirement benefit obligation as recognized in the consolidated balance sheets at September 30, 1996 and 1995, respectively, is $589,200 and $978,000, and relates solely to existing retirees.

     The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 7.5% in 1996 and these rates are anticipated to ratably decline to 5% by 2006. A one-percentage-point increase in the assumed health care cost trend rate for each year would increase the accumulated postretirement benefit obligation by approximately $46,600 and net postretirement health care cost by approximately $3,500 as of September 30, 1996. The assumed discount rate used in determining the accumulated postretirement benefit obligation was 7.5%.

(14) COMMITMENTS AND CONTINGENCIES

     The Company is engaged in various legal proceedings and has certain unresolved claims pending. The ultimate liability, if any, for the aggregate amounts claimed cannot be determined at this time. Management of the Company, based upon consultation with legal counsel, is of the opinion that there are no matters pending or threatened which are expected to have a material adverse effect on the Company's consolidated financial condition, results of operations or liability.

     The Company has certain commitments to purchase advertising in fiscal year 1997 approximating $11,205,500.

(15) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash and cash equivalents, trade and other receivables and payables approximate fair value due to the short maturity of those instruments.

     Franchise notes receivable and the payable to Parent and affiliated companies bear interest at floating rates based on market rates and are adjusted quarterly; therefore, the carrying value of these instruments approximates fair value.

PEARLE, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

(16) SELECTED FINANCIAL DATA FOR EUROPEAN OPERATIONS

     The following summary sets forth selected financial information for the Company's European operations in Netherlands and Belgium included in the Company's consolidated financial statements:

                                                                   YEARS ENDED SEPTEMBER 30,
                                                                -------------------------------
                                                                 1996        1995        1994
                                                                -------     -------     -------
Total revenues................................................  $63,817     $59,841     $48,704
Cost of sales, including buying and occupancy costs...........   35,849      33,372      26,805
Selling, general and administrative expenses..................   20,177      19,583      17,974
Amortization and impairment of intangible assets..............      238         236         209
                                                                -------     -------     -------
     Operating income.........................................    7,553       6,650       3,716
Interest expense (income), net................................     (488)       (429)        (99)
Income tax provision..........................................    2,510       2,135       1,216
                                                                -------     -------     -------
     Net income...............................................  $ 5,531     $ 4,944     $ 2,599
                                                                =======     =======     =======
Total depreciation and amortization...........................  $ 3,563     $ 3,373     $ 2,996
Capital expenditures..........................................    3,193       3,279       2,272
Cash..........................................................  $ 1,380     $ 8,812     $ 4,751
Total current assets..........................................   19,178      26,048      20,627
Total assets..................................................   38,274      47,311      40,229
Total current liabilities.....................................    9,107       6,680       6,158
Payable to Company and affiliated companies...................   (8,028)     (3,985)     (1,917)
Stockholder's equity..........................................   34,339      41,049      33,292

                   COLE NATIONAL GROUP, INC. AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

     The following unaudited pro forma condensed consolidated financial data has been prepared in connection with the consummation on November 15, 1996, by Cole National Group, Inc. (the "Company") and Cole National Corporation (the "Parent") of the following transactions (collectively, the "Transactions"): (i) the acquisition by the Parent of certain assets and all of the issued and outstanding common stock of Pearle, Inc. ("Pearle"), which has 347 company-owned and 339 franchised retail optical locations in North America and the Caribbean;
(ii) the sale of assets and/or outstanding common stock of Pearle Holdings B.V. ("Pearle Holdings"), Pearle's European operations, in transactions pursuant to which the Parent ( and not the Company) retained a 20% equity interest in Pearle Holdings' business; (iii) the sale of all the issued and outstanding common stock of Pearle (excluding the Parent's retained interest in the European operations) to the Company for approximately $154 million, as a result of which Pearle became a wholly owned subsidiary of the Company (the "Pearle Acquisition"); (iv) the purchase and cancellation (the "Senior Note Repurchase") of $15.1 million of the Company's 11.25% Senior Notes due 2001 (the "Senior Notes") held by the Parent; and the financing of the Pearle Acquisition through the proceeds of the private placement (the "Offering") of $150 million principle amount of 9 7/8% Senior Subordinated Notes due 2006 (the "Notes"). Concurrently, with the consummation of the Offering, the Company's existing $50.0 million revolving credit facility (the "Revolving Credit Facility") was replaced by a senior secured revolving line of credit in an aggregate amount of $75.0 million (the "New Credit Facility").

     The following Unaudited Pro Forma Condensed Consolidated Statements of Income for the fiscal year ended February 3, 1996 and the 39 weeks ended November 2, 1996 include the results of Pearle's operations and give effect to the Transactions as if they had occurred at the beginning of the periods presented. Pearle's results of operations exclude Pearle Holdings, which was not acquired by the Company. The following Unaudited Pro Forma Condensed Consolidated Balance Sheet presents the pro forma financial condition of the Company as if the Transactions had occurred as of November 2, 1996 and includes the financial position of Pearle's operations as of September 30, 1996, the end of Pearle's most recent fiscal year. Pearle's financial position excludes Pearle Holdings and certain assets and liabilities that were not purchased or assumed in the Pearle Acquisition.

     The purchase price of Pearle was determined based on arms-length negotiations between the parties to the Pearle purchase agreement. The excess of the purchase price of Pearle over the net identifiable assets and liabilities of Pearle is reported as goodwill. The carrying values of Pearle's net assets are assumed to equal their fair values for purposes of these pro forma financial statements, unless indicated otherwise in the Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet and Statements of Income. These values are subject to revision following the results of any appraisals. However, management does not believe that the results of any such appraisals will yield materially different values from the carrying values. The Unaudited Pro Forma Condensed Consolidated Balance Sheet and Statements of Income were prepared reflecting:

     (i) the Pearle Acquisition, which will be accounted for under the purchase method of accounting;

     (ii)  the Senior Note Repurchase;

     (iii) the Offering of the Notes; and

     (iv) the New Credit Facility.

     The pro forma information presented does not consider any future events which may occur after the consummation of the Transactions. The Company believes revenue and operating expense synergies and purchasing and other cost reductions of the combined operations of the Company and Pearle will be realized after the Company has installed its management controls, systems and merchandising and marketing programs. However, for purposes of the Unaudited Pro Forma Condensed Consolidated Statements of Income, these and other synergies in overhead expenses have not been reflected because their realization cannot be assured. Nor do the pro forma statements consider the incremental expenses, capital or conversion costs which may be incurred as a result of the Pearle Acquisition. Following the closing of the Transactions, integration and consolidation charges may be incurred which could result in the Company reporting a negative stockholder's equity.

     The financial information is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the Transactions been consummated at the dates indicated, nor is it necessarily indicative of future operating results or financial position. The unaudited pro forma condensed consolidated financial data should be read in conjunction with the financial statements of the Company and Pearle and the related notes thereto contained in (i) the Company's Annual Report on Form 10-K for the year ended February 3, 1996 (Commission File No. 33-66342), (ii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended November 2, 1996 (Commission File No. 33-66342) and (iii) Pearle's Audited Consolidated Financial Statements included elsewhere herein.

                   COLE NATIONAL GROUP, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             AS OF NOVEMBER 2, 1996

                             (DOLLARS IN THOUSANDS)

                                                  HISTORICAL                      PRO FORMA
                                          --------------------------      --------------------------
                                           COMPANY       PEARLE (a)       ADJUSTMENTS      COMBINED
                                          ---------      -----------      -----------      ---------
ASSETS
Current assets:
  Cash and temporary cash
     investments.......................   $  31,489       $       --       $ (15,013)(b)   $  16,476
  Accounts and notes receivable,
     prepaid expenses and other........      25,870           24,162              --          50,032
  Inventories..........................     103,778           28,955              --         132,733
  Deferred income tax benefits.........      10,616            9,118           1,750(c)       21,484
                                          ---------        ---------       ---------       ---------
          Total current assets.........     171,753           62,235         (13,263)        220,725
Property and equipment, net............      67,586           43,152          (5,000)(c)     105,738
Franchise notes receivable, excluding
  current portion......................          --           25,250              --          25,250
Other assets...........................       8,294              809           6,689(d)       15,792
Cost in excess of net assets of
  purchased businesses and other
  intangible assets, net...............      79,485          117,281         (32,740)(e)     164,026
                                          ---------        ---------       ---------       ---------
Total assets...........................   $ 327,118       $  248,727       $ (44,314)      $ 531,531
                                          =========        =========       =========       =========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current portion of long-term debt....   $     300       $       --       $      --       $     300
  Accounts payable.....................      39,896           18,723              --          58,619
  Payable to affiliates................      25,394               --          14,924(f)       40,318
  Accrued liabilities..................      66,644           33,107            (140)(g)      99,611
                                          ---------        ---------       ---------       ---------
          Total current liabilities....     132,234           51,830          14,784         198,848
Long-term debt, net of discount........     180,033               --         133,951(h)      313,984
Deferred income taxes and other........       5,390            4,107              --           9,497
Stockholder's equity:
  Common stock and paid-in capital.....     118,065          642,449        (642,449)(i)     118,065
  Accumulated deficit..................    (108,604)        (452,163)        451,904(i)     (108,863)
  Foreign currency translation
     adjustment........................          --            2,504          (2,504)(i)          --
                                          ---------        ---------       ---------       ---------
          Total stockholder's equity...       9,461          192,790        (193,049)          9,202
                                          ---------        ---------       ---------       ---------
Total liabilities and stockholder's
  equity...............................   $ 327,118       $  248,727       $ (44,314)      $ 531,531
                                          =========        =========       =========       =========

  See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Balance
                                     Sheet.

                   COLE NATIONAL GROUP, INC. AND SUBSIDIARIES

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(a) For purposes of the Unaudited Pro Forma Condensed Consolidated Balance Sheet, the financial position of Pearle is as of September 30, 1996, the end of Pearle's most recent fiscal year. Pearle's financial position excludes the financial position of Pearle Holdings and reflects the elimination of certain assets and liabilities that were not purchased or assumed in the Pearle Acquisition; primarily cash on hand, income taxes payable and payables to parent and affiliated companies.

(b) Records the estimated portion of the purchase price and the fees and expenses funded from cash on hand.

(c) Records estimated writedown of property and equipment and the related deferred income taxes to reflect the adoption by Pearle of SFAS No. 121-Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of.

(d) Records the estimated professional fees and expenses associated with the financing requirements of the Pearle Acquisition and the write-off of the unamortized deferred financing costs related to the Company's Revolving Credit Facility. A breakdown of the estimated costs and write-off follows (in thousands):

        Financing fees and debt issuance costs...............................   $4,900
        Legal and professional fees and other costs..........................    2,188
        Write-off of unamortized deferred financing costs....................     (399)
                                                                                ------
                                                                                $6,689
                                                                                ======

(e) Records the purchase price allocation to goodwill and other intangible assets using the purchase method of accounting. The preliminary allocation of the purchase price and related transaction costs is as follows (in thousands):

        Purchase price....................................................   $ 154,000
        Transaction costs.................................................       2,800
        Less equity acquired (adjusted for the estimated impact of SFAS
          No. 121)........................................................    (189,540)
                                                                                ------
          Purchase price allocation adjustments to goodwill and other
             intangible assets............................................     (32,740)
        Historical goodwill and other intangible assets...................     117,281
                                                                                ------
          Pearle's pro forma goodwill and other intangible assets.........   $  84,541
                                                                                ======

(f) Records increase in the payable to Parent in connection with financing the Transactions.

(g) Records the benefit to accrued income taxes resulting from the write-off of unamortized deferred financing costs related to the Company's Revolving Credit Facility.

(h) Records the issuance of the Notes, net of discount, and the purchase and cancellation by the Company of $15.1 million of Senior Notes held by the Parent, net of unamortized discount.

(i) Eliminates the stockholder's equity of Pearle and records the write-off of unamortized deferred financing costs, net of the related income tax benefit.

                   COLE NATIONAL GROUP, INC. AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                   FOR THE FISCAL YEAR ENDED FEBRUARY 3, 1996

                             (DOLLARS IN THOUSANDS)

                                                       HISTORICAL                    PRO FORMA
                                                ------------------------     -------------------------
                                                COMPANY      PEARLE (a)      ADJUSTMENTS     COMBINED
                                                --------     -----------     -----------     ---------
Net revenue...................................  $577,091      $  296,641      $      --      $ 873,732
Costs and expenses:
  Cost of goods sold & operating expenses
     (b)......................................   515,474         274,244             --        789,718
  Restructuring charges, net (c)..............        --           8,775             --          8,775
  Royalty payments & other affiliate
     charges..................................        --           5,167         (5,167)(d)         --
  Depreciation and amortization...............    15,686          28,509        (12,014)(e)     32,181
                                                --------        --------       --------       --------
          Total costs and expenses............   531,160         316,695        (17,181)       830,674
                                                --------        --------       --------       --------
Income (loss) from operations.................    45,931         (20,054)        17,181         43,058
Gain on sale of subsidiary....................        --         (14,811)        14,811(g)          --
Interest expense..............................    22,143          16,354         (1,667)(h)     36,830
Interest income...............................      (761)             --            611(i)        (150)
                                                --------        --------       --------       --------
Income (loss) before income taxes.............    24,549         (21,597)         3,426          6,378
Income tax provision (benefit)................    10,799         (12,001)         5,579(j)       4,377
                                                --------        --------       --------       --------
Net income (loss).............................  $ 13,750      $   (9,596)     $  (2,153)     $   2,001
                                                ========        ========       ========       ========
Ratio of earnings to fixed charges (k)........      1.8x                                          1.1x
EBITDA data (l):
  Income (loss) from operations...............  $ 45,931      $  (20,054)     $  17,181      $  43,058
  Restructuring charges, net..................        --           8,775             --          8,775
  Royalty payments & other affiliate
     charges..................................        --           5,167         (5,167)            --
  Depreciation and amortization...............    15,686          28,509        (12,014)        32,181
                                                --------        --------       --------       --------
  EBITDA......................................  $ 61,617      $   22,397      $      --      $  84,014
  Ratio of EBITDA to interest expense.........      2.8x                                          2.3x

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statements
                                   of Income.

                   COLE NATIONAL GROUP, INC. AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                    FOR THE 39 WEEKS ENDED NOVEMBER 2, 1996

                             (DOLLARS IN THOUSANDS)

                                                    HISTORICAL                     PRO FORMA
                                             -------------------------     -------------------------
                                              COMPANY      PEARLE (a)      ADJUSTMENTS     COMBINED
                                             ---------     -----------     -----------     ---------
Net revenue................................  $ 443,057      $  240,487      $      --      $ 683,544
Costs and expenses:
  Cost of goods sold & operating expenses
     (b)...................................    403,058         217,462             --        620,520
  Restructuring charges, net (c)...........         --          (3,486)            --         (3,486)
  Royalty payments & other affiliate
     charges...............................         --           5,842         (5,842)(d)         --
  Depreciation and amortization............     12,780          21,055        (10,193)(e)     23,642
  Provision for impairment of intangible
     assets and related costs..............         --          94,673        (94,673)(f)         --
                                             ---------       ---------      ---------      ---------
          Total costs and expenses.........    415,838         335,546       (110,708)       640,676
                                             ---------       ---------      ---------      ---------
Income (loss) from operations..............     27,219         (95,059)       110,708         42,868
Interest expense...........................     15,943          12,258         (1,070)(h)     27,131
Interest income............................     (1,161)             --            582(i)        (579)
                                             ---------       ---------      ---------      ---------
Income (loss) before income taxes..........     12,437        (107,317)       111,196         16,316
Income tax provision (benefit).............      5,473          (6,996)         9,182(j)       7,659
                                             ---------       ---------      ---------      ---------
Net income (loss)..........................  $   6,964      $ (100,321)     $ 102,014      $   8,657
                                             =========       =========      =========      =========
Ratio of earnings to fixed charges (k).....       1.5x                                          1.4x
EBITDA data (l):
  Income (loss) from operations............  $  27,219      $  (95,059)     $ 110,708      $  42,868
  Provision for impairment of intangible
     assets and related costs..............         --          94,673        (94,673)            --
  Restructuring charges, net...............         --          (3,486)            --         (3,486)
  Royalty payments & other affiliate
     charges...............................         --           5,842         (5,842)            --
  Depreciation and amortization............     12,780          21,055        (10,193)        23,642
                                             ---------       ---------      ---------      ---------
  EBITDA...................................  $  39,999      $   23,025      $      --      $  63,024
  Ratio of EBITDA to interest expense......       2.5x                                          2.4x

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statements
                                   of Income.

                   COLE NATIONAL GROUP, INC. AND SUBSIDIARIES

                          NOTES TO UNAUDITED PRO FORMA
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(a) Pearle's most recent audited fiscal year ended on September 30, 1996. For purposes of the Unaudited Pro Forma Condensed Consolidated Statement of Income for the Company's fiscal year ended February 3, 1996, results of operations for Pearle are for its four quarters ended December 31, 1995, and exclude Pearle Holdings. For purposes of preparing the Unaudited Pro Forma Condensed Consolidated Statement of Income for the Company's 39 weeks ended November 2, 1996, the information for Pearle is the nine month period ended September 30, 1996, Pearle's second, third and fourth fiscal quarters, and excludes Pearle Holdings.

     The results of operations of Pearle included in the Unaudited Pro Forma Condensed Consolidated Statements of Income contain certain reclassification entries in order to present financial information on a basis consistent with the presentation used by the Company. These are (i) the inclusion in net revenue of interest income on franchise notes receivable ($4.7 million for the 12 months ending December 31, 1995 and $3.0 million for the nine months ending September 30, 1996) and (ii) the presentation of depreciation and amortization separately from cost of goods sold and operating expenses.

(b) Cost of goods sold and operating expenses have been combined in the accompanying Unaudited Pro Forma Condensed Consolidated Statements of Income because information is not readily available to classify Pearle's cost of goods sold and selling, general and administrative expenses in a manner consistent with the Company's presentation. Pearle includes certain store occupancy costs and depreciation in cost of goods sold, whereas the Company reports such costs as operating expenses or depreciation and amortization. In addition, Pearle includes payroll, supplies and other costs related to the making of eyeglasses at its in-store labs in selling, general and administrative expenses; the Company and Pearle both classify similar costs of making eyeglasses at their respective central laboratories in cost of goods sold. As a result of the Pearle Acquisition, the Company's consolidated gross margin will likely decline from its historical levels because Pearle is expected to have a lower gross margin than the Company due to the higher cost of in-store labs and lower margin wholesale sales to franchised stores partially offset by franchise royalties, fees and interest income on franchise notes receivable which have no corresponding cost of goods sold.

(c) For the twelve months ended December 31, 1995, Pearle recorded a net provision of approximately $8.8 million for estimated costs, consisting primarily of future commitments under operating leases, of closing unprofitable North American retail locations. During the nine months ended September 30, 1996, Pearle recorded net adjustments of $3.5 million to the restructuring reserves previously established.

(d) Reflects the elimination of amounts paid to an affiliated company pursuant to a licensing agreement in connection with a 1989 acquisition for use of the predecessor's trademark and for management fees. As a result of the Pearle Acquisition, all future payment obligations were cancelled.

(e) The Pearle Acquisition will be accounted for by the purchase method of accounting. Under purchase accounting, the total purchase price will be allocated to the tangible and intangible assets and liabilities of Pearle based upon their respective fair values as of the closing of the Pearle Acquisition based on valuations and other studies which are not yet available. A preliminary allocation of the purchase price has been made to major categories of assets and liabilities in the accompanying Unaudited Pro Forma Condensed Consolidated Financial Data based on available information and certain assumptions that management believes to be reasonable. The actual allocation of purchase price and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein. Consequently, the amounts reflected in the Unaudited Pro Forma Condensed Consolidated Financial

     Data are subject to change, and the final amounts may differ substantially. The following reflects the effect of purchase adjustments on depreciation and amortization expense based upon management's assumptions (in thousands):

                                                                    39 WEEKS       FISCAL YEAR
                                                                     ENDED            ENDED
                                                                  NOV. 2, 1996     FEB. 3, 1996
                                                                  ------------     ------------
     Amortization of new goodwill and intangible assets over 40
       years....................................................    $  1,585         $  2,114
     Elimination of amortization of Pearle's historical goodwill
       and intangible assets....................................     (11,778)         (14,128)
                                                                     -------         --------
                                                                    $(10,193)        $(12,014)
                                                                     =======         ========

(f) Reflects the elimination of the provision for impairment of intangible assets and related costs that were nonrecurring incremental costs directly attributable to the Pearle Acquisition. The impairment of approximately $88.0 million was recorded as a write-off of excess cost over fair value of net tangible assets acquired. The remaining charge of approximately $6.7 million reflected amounts paid or to be paid by a Pearle affiliate on behalf of Pearle.

(g) On October 27, 1994, Pearle entered into an agreement to sell all of the capital stock of Ophthalmic Research Group International Company ("ORGIC") to a third party for cash consideration of $14.8 million. During the year ended September 30, 1993, the remaining book value of ORGIC of approximately $22.1 million was written off (included in amortization and impairment of intangible assets) since, in the opinion of Pearle's management, the value of such assets was not recoverable. As a result, the gain on sale in 1995 was equal to the cash consideration.

(h) Reflects the effect on interest expense resulting from the adjustments below (in thousands):

                                                                    39 WEEKS       FISCAL YEAR
                                                                     ENDED            ENDED
                                                                  NOV. 2, 1996     FEB. 3, 1996
                                                                  ------------     ------------
     Interest on the Notes, including amortization of
       discount.................................................    $ 11,156         $ 14,874
     Interest expense from pro forma borrowing under the New
       Credit Facility..........................................          20              324
     Elimination of interest expense on the $15.1 million of
       Senior Notes held by Parent to be purchased from and
       cancelled by the Company.................................      (1,286)          (1,746)
     Elimination of interest expense charged by Pearle's
       parent...................................................     (11,528)         (15,872)
     Amortization of financing costs of the New Credit Facility and the Notes over their respective terms, less the
       elimination of amortization of financing costs related to
       the Company's Revolving Credit Facility..................         568              753
                                                                     -------         --------
                                                                    $ (1,070)        $ (1,667)
                                                                     =======         ========

(i) Reflects elimination of interest income on temporary cash investments used to fund the Pearle Acquisition.

(j) Reflects the increase in income tax expense resulting from the combined pro forma results of the Company and Pearle. Income tax expense includes the provision for state, local and federal income taxes. The pro forma effective tax rate differs from the federal statutory rate of 35% principally because of state and local taxes and permanent differences arising from amortization of the Company's existing goodwill and goodwill associated with the Pearle Acquisition.

(k) For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes and fixed charges. Fixed charges consist of interest expense, including amortization of deferred debt issuance costs, and one-third of minimum rental expense less sublease rental income (the portion deemed representative of the interest factor).

(l) EBITDA is defined as income from operations before depreciation and amortization and nonrecurring charges including restructuring and store closure costs. The Company has included information concerning EBITDA here as it is relevant for covenant analysis under the Indentures for the Notes and the Senior Notes and because it is used by certain investors as a measure of a company's ability to service its debt. EBITDA is not a performance measure under generally accepted accounting principles and should not be considered more meaningful than operating income or cash flows as an indicator of operating performance. For purposes of computing the ratio of EBITDA to interest expense, interest expense excludes the amortization of deferred financing costs. Amortization of deferred financing costs used to compute the pro forma ratios of EBITDA to interest expense were $0.9 million and $0.7 million for the fiscal year ended February 3, 1996 and the 39 weeks ended November 2, 1996, respectively.

                   COLE NATIONAL GROUP, INC. AND SUBSIDIARIES

          COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES

                             (Dollars in thousands)

                                    39 WEEKS ENDED NOVEMBER 2, 1996                     FISCAL YEAR ENDED FEBRUARY 3, 1996
                           -------------------------------------------------     -------------------------------------------------
                                       HISTORICAL                                            HISTORICAL
                           -----------------------------------                   -----------------------------------
                           COMPANY       PEARLE       COMBINED     PRO FORMA     COMPANY       PEARLE       COMBINED     PRO FORMA
                           -------     ----------     --------     ---------     -------     ----------     --------     ---------
Pre-tax income (loss)
  from operations........  $12,437     $ (107,317)    $(94,880)     $16,316      $24,549      $ (21,597)    $ 2,952       $ 6,378
Fixed charges:
  Interest expense.......   15,943         12,258       28,201       27,131       22,143         16,354      38,497        36,830
  Portion of rents
     representative of
     interest factor
     (a).................    8,466          4,386       12,852       12,852       10,396          6,110      16,506        16,506
                           -------     ----------     ---------     -------      -------      ---------     -------       -------
       Total fixed
          charges........   24,409         16,644       41,053       39,983       32,539         22,464      55,003        53,336
                           -------     ----------     ---------     -------      -------      ---------     -------       -------
Earnings before income
  taxes and fixed
  charges................  $36,846     $  (90,673)    $(53,827)     $56,299      $57,088      $     867     $57,955       $59,714
Ratio of earnings to
  fixed charges..........     1.51        (b)           (b)            1.41         1.75        (b)            1.05          1.12
                           =======     ==========     =========     =======      =======      =========     =======       =======

---------------

(a) One-third of rent included in the calculation is considered an appropriate portion of rentals representative of the interest factor. Rentals include leased premises for laboratories, distribution and retailing operations and certain leased equipment, net of sublease rental income.

(b) Pearle's earnings before income taxes and fixed charges were insufficient to cover fixed charges by $107.3 and $21.6 million for the periods included in the periods ended November 2, 1996 and February 3, 1996 above, respectively. As a result, combined earnings before income taxes and fixed charges would have been insufficient to cover fixed charges by $94.9 million in the period ended November 2, 1996.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     COLE NATIONAL GROUP, INC.

                                     By:   /s/ WAYNE L. MOSLEY
                                         ---------------------------------
Date: December 19, 1996.                     Vice President

                                 EXHIBIT INDEX

                                                                                        PAGINATION
                                                                                           BY
                                                                                        SEQUENTIAL
                                                                                        NUMBERING
EXHIBIT                             DESCRIPTION OF EXHIBIT                               SYSTEM
-------    -------------------------------------------------------------------------    ---------
   2.1     Stock Purchase Agreement, dated as of September 24, 1996, among The
           Pillsbury Company, Pearle, Inc. and Cole National Corporation
           (Incorporated by reference to Exhibit 2.1 of Cole National Corporation's
           Current Report on Form 8-K, filed with the Commission on December 2,
           1996).
   2.2     Purchase Agreement, dated as of November 15, 1996, among Cole National
           Corporation and Cole National Group, Inc. (Incorporated by reference to
           Exhibit 2.3 of Cole National Corporation's Current Report on Form 8-K,
           filed with the Commission on December 2, 1996).
   4.1     Indenture dated November 15, 1996, by and among Cole National Group, Inc.
           and Norwest Bank Minnesota, National Association (Incorporated by
           reference to Exhibit 4.1 of Cole National Corporation's Current Report on
           Form 8-K, filed with the Commission on December 2, 1996).
   4.2     Registration Rights Agreement dated November 15, 1996, by and among Cole
           National Group, Inc. and CIBC Wood Gundy Securities Corp., CS First
           Boston Corporation, NationsBanc Capital Markets, Inc. and Smith Barney
           Inc. (Incorporated by reference to Exhibit 4.2 of Cole National
           Corporation's Current Report on Form 8-K, filed with the Commission on
           December 2, 1996).
  23.1*    Consent of KPMG Peat Marwick LLP.
  99.1     Credit Agreement, dated as of November 15, 1996, among Cole Vision
           Corporation, Things Remembered, Inc., Cole Gift Centers, Inc., Pearle,
           Inc. and Pearle Service Corporation and Canadian Imperial Bank of
           Commerce (Incorporated by reference to Exhibit 99.1 of Cole National
           Corporation's Current Report on Form 8-K, filed with the Commission on
           December 2, 1996).
  99.2     CNG Guarantee and Cash Collateral Agreement, dated as of November 15,
           1996, by Cole National Group, Inc. and Cole National Corporation
           (Incorporated by reference to Exhibit 99.3 of Cole National Corporation's
           Current Report on Form 8-K, filed with the Commission on December 2,
           1996).
  99.3     Guarantee and Collateral Agreement, dated as of November 15, 1996, by
           Cole Vision Corporation, Things Remembered, Inc., Cole Gift Centers,
           Inc., Pearle, Inc. and Pearle Service Corporation and Canadian Imperial
           Bank of Commerce (Incorporated by reference to Exhibit 99.4 of Cole
           National Corporation's Current Report on Form 8-K, filed with the
           Commission on December 2, 1996).

---------------
* Filed herewith.